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Exhibit (a)(5)(B)

For Immediate Release

Contacts:
Chiron Corporate Communications
& Investor Relations
Media: 510-923-6500
Investors: 510-923-2300

CHIRON CORPORATION ANNOUNCES RESULTS OF ITS REPURCHASE OF
TENDERED LIQUID YIELD OPTION NOTES DUE 2031

        EMERYVILLE, CA, JUNE 15, 2004—Chiron Corporation (Nasdaq: CHIR) today announced the results of its offer to purchase Liquid Yield Option™ Notes (Zero Coupon—Senior) due 2031 (the "LYONs"). The holders' option to surrender their LYONs for repurchase expired at 5:00 pm, New York City Time, on June 14, 2004.

        Chiron has been advised by the paying agent, U.S. Bank National Association, that $649.9 million in aggregate principal amount at maturity of LYONs were validly surrendered for purchase and not withdrawn and Chiron has purchased all such LYONs. This leaves $80.1 million in aggregate principal amount at maturity or 10.98% of the issue outstanding. The purchase price for the LYONs is $584.31 in cash per $1,000 in principal amount at maturity. The aggregate purchase price for all the LYONs validly surrendered for purchase and not withdrawn is approximately $379.7 million.

About Chiron

        Through its global Blood Testing, Vaccines and BioPharmaceuticals businesses, Chiron Corporation addresses human suffering with more than 50 diverse products to detect, prevent and treat disease worldwide. The company's consistent success has come from its pioneering science, skill in delivering innovations in biotechnology and disciplined business approach. Chiron believes that science has the power to improve people's lives and harnesses that power to transform public health.

        Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to the company's public filings for discussion of certain important factors that relate to forward-looking statements contained in this press release. The words "believe," "expect," "anticipate," "estimate," "guidance," "target," and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The safe harbor for forward-looking statements, however, does not apply to forward-looking statements made in connection with a tender offer, including LYONs holders' right to surrender LYONs for purchase.

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CHIRON CORPORATION ANNOUNCES RESULTS OF ITS REPURCHASE OF TENDERED LIQUID YIELD OPTION NOTES DUE 2031